                                                FILED PURSUANT TO RULE 424(b)(2)
                                                      REGISTRATION NO. 333-57888

    PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED APRIL 11, 2001)

                                  $750,000,000

                               MEDIUM-TERM NOTES
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

                             ---------------------

                          AVALONBAY COMMUNITIES, INC.

THE COMPANY: AvalonBay Communities, Inc. Our executive offices are located at 2900 Eisenhower Avenue, Suite 300, Alexandria, Virginia 22314 and our telephone number is (703) 329-6300.

TERMS: We plan to offer and sell notes from time to time, in various amounts. The notes will have various terms, including the following:

    - Ranking as senior unsecured indebtedness of AvalonBay

    - Stated maturities of nine months or more from date of issue

    - Redemption and/or repayment provisions, if applicable, whether mandatory or at the option of AvalonBay or noteholders

    - Payments in U.S. dollars or one or more foreign currencies

    - Minimum denominations of $1,000 or other specified denominations for foreign currencies

    - Book-entry, through The Depository Trust Company, or certificated form

    - Interest at fixed or floating rates, or no interest at all. The floating interest rate may be based on one or more indices plus or minus a spread and/or multiplied by a spread multiplier.

    - Interest payments on fixed rate notes as specified in a pricing supplement and on the maturity date

    - Interest payments on floating rate notes on a monthly, quarterly, semiannual or annual basis

    We will specify the final terms for each note, which may be different from the terms described in this prospectus supplement, in the applicable pricing supplement.

     INVESTING IN THE NOTES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON
                                   PAGE S-1.
                             ---------------------

    Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement, the accompanying prospectus or any pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                                                       AGENTS' DISCOUNTS AND
                                  PRICE TO PUBLIC           COMMISSIONS              PROCEEDS TO AVALONBAY
                                  ---------------      ---------------------      ---------------------------
Per Note........................            100%              0.125% - 0.750%                99.875% - 99.250%
Total...........................   $750,000,000        $937,500 - $5,625,000      $749,062,500 - $744,375,000

    We are offering the notes on a continuous basis to or through the agents listed below acting as agents or principals using their reasonable efforts on our behalf. AvalonBay reserves the right to cancel or modify this offer without notice. AvalonBay or an agent, if the agent solicits the offer on an agency basis, may reject any offer to purchase notes in whole or in part. See "Supplemental Plan of Distribution."
                             ---------------------

LEHMAN BROTHERS

       BANC OF AMERICA SECURITIES LLC

                   FIRST UNION SECURITIES, INC.

                              FLEET SECURITIES, INC.

                                        JPMORGAN

                                                  PNC CAPITAL MARKETS, INC.

                                                            SALOMON SMITH BARNEY
                              -------------------

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS SEPTEMBER 5, 2001

    You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement. Neither we nor any agent has authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor any agent is making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement is accurate only as of the date on the front cover of the applicable document.

    References in this prospectus supplement to "AvalonBay," "the Company," "our company," "we," "us," or "our" or similar expressions in this prospectus supplement refer collectively to AvalonBay Communities, Inc., a Maryland corporation, and its subsidiaries, and their respective predecessor entities for the applicable periods, considered as a single enterprise.

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                                PAGE
                                                              --------
Risk Factors................................................     S-1

About This Prospectus Supplement; Pricing Supplements.......     S-3

Description of the Notes....................................     S-3

United States Federal Income Taxation Considerations........    S-31

Supplemental Plan of Distribution...........................    S-39

Legal Matters...............................................    S-40

                                   PROSPECTUS

                                                                PAGE
                                                              --------
Risk Factors................................................      1

Forward-looking Statements..................................      8

About this Prospectus.......................................     10

Where You Can Find More Information.........................     10

About AvalonBay Communities, Inc............................     11

Ratios of Earnings to Combined Fixed Charges and Preferred
  Stock Dividends...........................................     11

Ratios of Earnings to Fixed Charges.........................     12

How We Intend to Use the Proceeds...........................     13

Description of the Debt Securities..........................     13

Description of Preferred Stock..............................     28

Description of Common Stock.................................     34

Limits on Ownership of Stock................................     36

Federal Income Tax Considerations and Consequences of Your
  Investment................................................     38

How We Plan to Sell the Securities..........................     50

Experts.....................................................     52

Legal Opinions..............................................     52

                                      (i)

                                  RISK FACTORS

    This prospectus supplement does not describe all of the risks of an investment in medium-term notes. AvalonBay and the agents named on the front page of this prospectus supplement or in any pricing supplement disclaim any responsibility to advise prospective investors of these risks as they exist at the date of this prospectus supplement or as they change from time to time. Before investing in these notes, you should consult your own financial and legal advisors as to the risks, including those described below, entailed by an investment in these notes. This is particularly true if the notes offered are denominated or payable in, or determined by reference to a currency or composite currency other than United States dollars, or to one or more interest rates, currencies or other indices or formulas. Notes of that type are not an appropriate investment for investors who are unsophisticated with respect to foreign currency transactions or transactions involving the applicable interest rate index or currency index or other indices or formulas.

NOTES INDEXED TO INTEREST RATES, CURRENCIES OR OTHER INDICES OR FORMULAS HAVE INHERENT RISKS NOT ASSOCIATED WITH A CONVENTIONAL DEBT SECURITY.

    If you invest in notes indexed to one or more interest rates, currencies or composite currencies or other indices or formulas, you will be subject to significant risks not associated with a conventional fixed rate or floating rate debt security. These risks include fluctuation of the indices or formulas and the possibility that you will receive a lower, or no, amount of principal, premium or interest and at different times than you expected. We have no control over a number of matters, including economic, financial and political events, that are important in determining the existence, magnitude and longevity of these risks and their results. In addition, if an index or formula used to determine any amounts payable in respect of the notes contains a multiplier or leverage factor, the effect of any change in the particular index or formula will be magnified. In recent years, values of these indices and formulas have been volatile and volatility in those and other indices and formulas may be expected in the future.

THERE MAY NOT BE ANY TRADING MARKET FOR YOUR NOTES.

    We cannot assure you that a trading market for your notes will be maintained or ever develop. Many factors independent of our creditworthiness may affect the trading market of your notes and the value of the applicable index or indices, or formula or formulas. These factors include:

    - the complexity and volatility of the index or formula applicable to the notes;

    - the possibility that each index or formula may be subject to significant changes;

    - the method of calculating the principal, premium and interest in respect of the notes;

    - the time remaining to the maturity of the notes;

    - the outstanding amount of the notes;

    - the redemption features of the notes;

    - the amount of other securities linked to the index or formula applicable to the notes; and

    - the level, direction and volatility of market interest rates generally.

    Finally, because some notes may be designed for specific investment objectives or strategies, those notes will have a more limited trading market and may experience more price volatility than other forms of debt securities. The notes will not have an established trading market when issued, and there can be no assurance of a secondary market for the notes or the liquidity of this market if one develops. This may affect the price you receive for these notes, your anticipated yield, or your ability to sell the notes at all. You should not purchase any of these notes unless you understand and know that you can bear the related investment risks.

REDEMPTION MAY ADVERSELY AFFECT YOUR RETURN ON THE NOTES.

    If the notes are redeemable at our option, we may choose to redeem the notes at times when prevailing interest rates are relatively low. In addition, if the notes are subject to mandatory redemption, we may also be required to redeem the notes at times when prevailing interest rates are relatively low. As a result, you generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the notes being redeemed.

THE CREDIT RATINGS ASSIGNED TO OUR NOTES MAY NOT REFLECT ALL RISKS OF AN INVESTMENT IN THE NOTES.

    The credit ratings assigned to our medium-term notes reflect the rating agencies' assessments of our ability to make payments on the notes when due. Consequently, real or anticipated changes in these credit ratings will generally affect the market value of your notes. These credit ratings, however, may not reflect the potential impact of risks related to structure, market or other factors related to the value of your notes or the possibility that payments on indexed notes may be less than anticipated because of changes in the specified index.

FLUCTUATIONS IN EXCHANGE RATES AND MODIFICATION OF EXCHANGE CONTROLS MAY IMPAIR YOUR INVESTMENT IN THE NOTES.

    An investment in foreign currency notes entails significant risks that are not associated with a similar investment in a debt security denominated and payable in United States dollars. These risks include:

    - the possibility of significant changes in the exchange rate between the United States dollar and the applicable foreign currency or composite currency; and

    - the possibility of the imposition or modification of exchange controls by the applicable governments or monetary authorities.

    These risks generally depend on factors over which we have no control, such as economic, financial and political events and the supply and demand for the applicable currencies or composite currencies. In addition, if payments on your foreign currency notes are determined by reference to a formula containing a multiplier or leverage factor, the effect of any change in the applicable currencies or composite currencies will be magnified.

    In recent years, exchange rates between the United States dollar and foreign currencies or composite currencies have been volatile and this volatility may continue or increase in the future. Fluctuations between currencies that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur in the future. Depreciation of the foreign currency or composite currency in which a foreign currency note is payable against the United States dollar would result in a decrease:

    - in the United States dollar-equivalent yield of the foreign currency note;

    - in the United States dollar-equivalent value of the principal and premium, if any, payable on the maturity date of the foreign currency note; and

    - in the United States dollar-equivalent market value of the foreign currency note.

    In addition, government and monetary authorities may impose or revise exchange controls. These controls could affect exchange rates and the availability of the foreign currency or composite currency in which payments on the notes may be made. Even if there are no exchange controls, it is possible that the foreign currency or composite currency in which a payment due on a foreign currency note is to be made will not be available on the required payment date due to other circumstances beyond our control. In these cases, we may satisfy our obligations in respect of the foreign currency note in United

States dollars. See "Special Provisions Relating to Foreign Currency Notes--Availability of Specified Currency."

             ABOUT THIS PROSPECTUS SUPPLEMENT; PRICING SUPPLEMENTS

    We may use this prospectus supplement, together with the attached prospectus and an attached pricing supplement, to offer the notes from time to time. The total initial public offering price of the notes that we may offer by use of this prospectus supplement is $750,000,000 (or the equivalent in one or more foreign currencies).

    This prospectus supplement sets forth some of the terms of the notes that we may offer. It supplements the description of our debt securities that is contained in the attached prospectus. If information in this prospectus supplement is inconsistent with the prospectus, this prospectus supplement will apply and will supersede the information in the prospectus.

    Each time we issue notes under this prospectus supplement, we will attach a pricing supplement to this prospectus supplement. The pricing supplement will contain the specific description of the notes being offered and the terms of the offering. The pricing supplement may also add, update or change information in this prospectus supplement or the attached prospectus. Any information in the pricing supplement, including any changes in the method of calculating interest on any note, that is inconsistent with this prospectus supplement will apply and will supersede the information in this prospectus supplement.

    It is important for you to read and carefully consider all information contained in this prospectus supplement and the attached prospectus and pricing supplement in making your investment decision. You should also read and carefully consider the information in the documents we have referred you to in "Where You Can Find More Information" in the attached prospectus.

                            DESCRIPTION OF THE NOTES

    We will issue the notes as a series of debt securities, which refers to all debt securities including the notes, issued and issuable under the Indenture. When we refer to the Indenture, we are referring collectively to an original Indenture dated as of January 16, 1998, referred to as the Original Indenture, a First Supplemental Indenture, dated as of January 20, 1998, a Second Supplemental Indenture, dated as of July 7, 1998, and an Amended and Restated Third Supplemental Indenture, dated as of July 10, 2000, each between AvalonBay and the State Street Bank and Trust Company, the Trustee. The Indenture is subject to, and governed by, the Trust Indenture Act of 1939. The following summary of the notes and the Indenture is not complete. You should read the actual provisions of the notes and the Indenture, which we have filed as exhibits to the documents we have filed with the Securities and Exchange Commission. Capitalized terms used but not defined in this prospectus supplement will have the meanings given to them in the accompanying prospectus, the notes or the Indenture, as the case may be. The following description of the particular terms of the notes offered, referred to in the accompanying prospectus as the senior securities, supplements, and to the extent inconsistent replaces, the description of the general terms and provisions of the senior securities set forth in the prospectus, to which description reference is made.

    The following description of the notes applies to each note offered under this prospectus supplement unless otherwise specified in the applicable pricing supplement.

GENERAL

    All of our debt securities, including the notes, will be unsecured obligations of AvalonBay and will rank equally with all of our other unsecured and unsubordinated indebtedness. The notes are effectively subordinated to mortgages and other secured indebtedness of AvalonBay, which encumber the assets of AvalonBay, and to indebtedness and other liabilities of subsidiaries of AvalonBay. Accordingly, we must satisfy these mortgages and other secured indebtedness in full before holders of the notes may realize any value from encumbered or indirectly-held properties. In addition, we will repay the notes solely from the assets of AvalonBay and, therefore, holders of the notes will not have recourse against any director, officer or stockholder of AvalonBay for repayment of the notes.

    The Indenture does not limit the aggregate amount of debt securities that we may issue. As a result, we may issue debt securities in one or more series up to the aggregate initial offering price authorized by us for each series. We may also, without the consent of the holders of the notes, provide for the issuance of notes or other debt securities under the Indenture in addition to the $750,000,000 aggregate initial offering price of the notes offered by this prospectus supplement.

    The notes are currently limited to up to $750,000,000 aggregate initial offering price, or the equivalent in one or more foreign or composite currencies. However, the $750,000,000 aggregate amount may be reduced by our sale of other securities referred to in the accompanying prospectus. Interest-bearing notes will either be fixed rate notes or floating rate notes, as specified in the applicable pricing supplement. We may also issue notes that do not bear any interest currently or that bear interest at a below market rate.

    Each note will mature on any day nine months or more from its date of issue, as specified in the applicable pricing supplement, unless the principal or any installment of principal becomes due and payable prior to the stated maturity date, whether, as applicable, by the declaration of acceleration of maturity, notice of redemption at our option, notice of the registered holder's option to elect repayment or otherwise.

    Unless we otherwise specify in the applicable pricing supplement, the notes will be denominated in, and payments of principal, premium, if any, and/or interest, if any, will be made in, United States dollars. The notes also may be denominated in, and payments of principal, premium, if any, and/or interest, if any, may be made in, one or more foreign currencies or composite currencies. See "Special Provisions Relating to Foreign Currency Notes--Payment of principal, premium and interest." The currency or composite currency in which a note is denominated, whether in United States dollars or otherwise, is referred to in this prospectus supplement as the Specified Currency.

    You will be required to pay for the notes in the applicable Specified Currency. At the present time, there are limited facilities in the United States for the conversion of United States dollars into foreign currencies or composite currencies and vice versa. In general, commercial banks do not offer non-United States dollar checking or savings account facilities in the United States. Each agent may be prepared to arrange for the conversion of United States dollars into the applicable Specified Currency to enable you to pay for the related foreign currency note, provided that you make a request to the agent on or prior to the fifth Business Day, as defined below, preceding the date of delivery of the foreign currency note, or by any other day as determined by the agent. An agent will make each conversion on the terms and subject to the conditions, limitations and charges as the agent may from time to time establish in accordance with its regular foreign exchange practices. You will be required to bear all costs of exchange in respect of your foreign currency note. See "Special Provisions Relating to Foreign Currency Notes--Payment of principal, premium and interest."

    Interest rates offered by us with respect to the notes may differ depending upon the aggregate principal amount of notes purchased in any single transaction. Interest rates or formulas and other terms of the notes are subject to change by AvalonBay, but no change will affect any note already issued or as to which we have accepted an offer to purchase.

    We will issue each note in fully registered form as a book-entry note represented by one or more global securities or a certificated note. The authorized denominations of each note other than a foreign currency note will be $1,000 and integral multiples of $1,000, while the authorized denominations of each foreign currency note will be specified in the applicable pricing supplement.

    We will make payments of principal of, and premium, if any, and interest on, book-entry notes through the Trustee to The Depository Trust Company, referred to as DTC. See "Description of the Notes--DTC's procedures."

    In the case of certificated notes, we will make payments of principal and premium, if any, due on the stated maturity date or any prior date on which the principal, or an installment of principal, of each certificated note becomes due and payable, whether by:

    - the declaration of acceleration;

    - notice of redemption at the option of AvalonBay; or

    - notice of the holder's option to elect repayment or otherwise in immediately available funds upon their presentation and surrender, or, in the case of any repayment on an optional repayment date, upon their presentation and surrender and a duly completed election form in accordance with the provisions described below, at the office or agency maintained by AvalonBay for this purpose in the Borough of Manhattan, The City of New York, which is currently the corporate trust office of the Trustee located at 61 Broadway, New York, New York 10005. We will make payments of interest due on the maturity date of each certificated note to the person to whom payment of the principal and premium, if any, shall be made. We will make payments of interest due, if any, on each certificated note on any interest payment date, other than the maturity date, at the office or agency referred to above maintained by AvalonBay for this purpose or, at the option of AvalonBay, by check mailed to the address of the holder that is entitled as that address appears in the Security Register of AvalonBay.

    However, a registered holder of $10,000,000 (or, if the applicable Specified Currency is other than United States dollars, the equivalent in the Specified Currency) or more in aggregate principal amount of notes, whether having identical or different terms and provisions, will be entitled to receive interest payments on any interest payment date other than the maturity date by wire transfer of immediately available funds if the holder has delivered appropriate wire transfer instructions in writing to the Trustee not less than 15 calendar days prior to that interest payment date. Any wire transfer instructions received by the Trustee will remain in effect until revoked by the registered holder. For special payment terms applicable to foreign currency notes, see "Special Provisions Relating to Foreign Currency Notes--Payment of principal, premium and interest."

    "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York; provided, however, that, if the Specified Currency is other than United States dollars, the day must also not be a day on which commercial banks are authorized or required by law, regulation or executive order to close in the Principal Financial Center, as defined below, of the country issuing the Specified Currency, or, if the Specified Currency is Euro, the day must also be a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer, or TARGET, System is open; provided, further, that, with respect to floating rate notes as to which LIBOR is an applicable interest rate basis, the day must also be a London Banking Day, as defined below.

    "London Banking Day" means a day on which commercial banks are open for business, including dealings in the LIBOR Currency, as defined below, in London.

    "Principal Financial Center" means, as applicable:

       - the capital city of the country issuing the Specified Currency; or

       - the capital city of the country to which the LIBOR Currency relates;

provided, however, that with respect to United States dollars, Australian dollars, Canadian dollars, Deutsche marks, Dutch guilders, Italian lire, South African rand and Swiss francs, the Principal Financial Center shall be The City of New York, Sydney and, solely in the case of the Specified Currency, Melbourne, Toronto, Frankfurt, Amsterdam, Milan, London, solely in the case of the LIBOR Currency, Johannesburg and Zurich, respectively.

    Book-entry notes may be transferred or exchanged only through DTC. See "Description of the Notes--Book-entry notes--Description of the global notes and--DTC's procedures." Registration of transfer or exchange of certificated notes will be made at the office or agency maintained by AvalonBay for this purpose in the Borough of Manhattan, The City of New York. No service charge will be imposed for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed other than exchanges in accordance with the Indenture not involving any transfer.

REOPENING OF ISSUE

    We may from time to time, without the consent of existing note holders, issue additional notes having the same terms and conditions (including maturity and interest payment terms) as previously issued notes in all respects, except for issue date, issue price and the first payment of interest. Additional notes issued in this manner will be consolidated with and will form a single series with the previously issued notes.

REDEMPTIONS AT THE OPTION OF AVALONBAY

    The notes will not be subject to, or entitled to the benefit of, any sinking fund. We may redeem the notes at our option before their stated maturity only if an initial redemption date is specified in the notes and in the pricing supplement. If indicated in the pricing supplement, we may redeem the notes at our option on any date on or after the initial redemption date. On or after the initial redemption date, if any, we may at our option redeem the related note at any time in whole, or from time to time in part, at the redemption price together with unpaid interest on the principal of the note payable to the redemption date. We must give written notice to registered holders of the notes to be redeemed not more than 60 nor less than 30 days before the redemption date. We will redeem the notes in increments of $1,000, provided that any remaining principal amount will be an authorized denomination of the note. The redemption price with respect to a note will initially be the initial redemption percentage of the principal amount of the note to be redeemed specified in the pricing supplement multiplied by the unpaid principal amount to be redeemed. This initial redemption percentage, if any, shall decline at each anniversary of the initial redemption date by a percentage, specified in the pricing supplement, of the principal amount to be redeemed until the redemption price is 100% of the principal amount. For a discussion of the redemption of original issue discount notes, see "--Original issue discount notes."

REPAYMENT AT THE OPTION OF THE HOLDER

    The pricing supplement will indicate if the notes are repayable at the option of their registered holders on a date specified prior to the notes' maturity date and, unless otherwise specified in the pricing supplement, these notes will be repayable at a price equal to 100% of their principal amount, together with unpaid interest accrued to the date of repayment.

    In order for a note to be repaid, the Trustee must receive, at least 30 days but not more than 60 days, prior to the repayment date, either:

    (1) in the case of a certificated note, the note with a completed "Option to Elect Repayment" form, which is located on the reverse side of the note; or

    (2) a telegram, telex, facsimile transmission, or a letter from a member of a national securities exchange, the National Association of Securities Dealers, Inc., referred to as the NASD, a commercial bank or a trust company in the United States which sets forth the following:

       (A) the name of the registered holder of the note,

           - the principal amount of the note,

           - the principal amount of the note to be repaid, and

           - the certificate number or a description of the terms of the note;

       (B) a statement that the option to elect repayment is being exercised;
           and

       (C) a guarantee that the note to be repaid, together with the completed "Option to Elect Repayment" form, will be received by the Trustee not later than the fifth Business Day after the date of the telegram, telex, facsimile or letter. This election by the holder of the note will only be effective if the note and completed form are received by the Trustee or its designated agent by this time.

The exercise of the repayment option by the holder of a note will be irrevocable. The holder of a note may exercise the repayment option for less than the entire principal amount of the note. However, the principal amount of the note remaining outstanding after repayment must be in an authorized denomination.

    If a note is represented by a global note, DTC's nominee will be the holder of the note and, therefore, will be the only entity that can exercise the right to repayment. In order to ensure that DTC's nominee will timely exercise a right to repayment with respect to a particular note, the beneficial owner of the note must instruct the broker or other direct participant or indirect participant through which it holds an interest in the note to notify DTC of its desire to exercise a right to repayment. Different firms have different deadlines for accepting instructions from their customers. Accordingly, each beneficial owner should consult the broker or other direct participant or indirect participant through which it holds an interest in a note in order to determine the deadline by which an instruction must be given in order for notice to be delivered to DTC on time. Please see, "Description of the Notes--DTC procedures."

    If applicable, we will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, referred to as the Exchange Act, and any other securities laws or regulations in connection with any repayment.

    We may at any time purchase notes at any price or prices in the open market or otherwise. Notes purchased by us may, at our discretion, be held, resold or surrendered to the Trustee for cancellation.

INTEREST

    Each interest-bearing note will bear interest from its date of issue at the rate per annum, in the case of a fixed rate note, or in accordance with the interest rate formula, in the case of a floating rate note, until its principal is paid or made available for payment. We will make interest payments in respect of fixed rate notes and floating rate notes in an amount equal to the interest accrued from and including the immediately preceding interest payment date in respect of which interest has been paid or made available for payment, or from and including the date of issue, if no interest has been paid or made available for payment with respect to the applicable note, to but excluding the applicable interest payment date or the maturity date, each referred to as an Interest Period.

    Interest on fixed rate notes and floating rate notes will be payable in arrears on each interest payment date and on the maturity date. The first payment of interest on any note originally issued between a record date, which is the fifteenth calendar day, whether or not a Business Day, immediately preceding the related interest payment date, and the related interest payment date will be made on the interest payment date immediately following the next record date to the holder as of the next record date.

    FIXED RATE NOTES

    Interest on fixed rate notes will be payable in arrears on the interest payment dates specified in the applicable pricing supplement and on the maturity date. Each fixed rate note will bear interest from the date of issue at the rate per annum stated on the face of the note until the principal amount of the note is paid or made available for payment. Interest on fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months.

    If any interest payment date or the maturity date of a fixed rate note falls on a day that is not a Business Day, we will make the related payment of principal, premium, if any, and/or interest on the next succeeding Business Day as if made on the date the payment was due, and no interest will accrue on the amount payable for the period from and after the interest payment date or the maturity date, as the case may be.

    FLOATING RATE NOTES

    Interest on floating rate notes will be determined by reference to the applicable interest rate basis or interest rate bases, which may be one or more of:

    - the CD Rate,

    - the CMT Rate,

    - the Commercial Paper Rate,

    - the Eleventh District Cost of Funds Rate,

    - the Federal Funds Rate,

    - LIBOR,

    - the Prime Rate,

    - the Treasury Rate, or

    - any other interest rate basis or interest rate formula that is specified in the pricing supplement.

    Each pricing supplement will specify the terms of the floating rate note being offered, including:

    - whether the floating rate note is:

       (1) a Regular Floating Rate Note,

       (2) a Floating Rate/Fixed Rate Note, or

       (3) an Inverse Floating Rate Note,

    - the fixed rate commencement date, if applicable,

    - the fixed interest rate, if applicable,

    - the interest rate basis or bases,

    - the interest rate in effect from the date of issue until the date on which this interest rate on the related floating rate note will be reset,

    - the date on which the interest rate on the related floating rate note will be reset,

    - the interest payment period and dates,

    - the period to maturity of the instrument or obligation with respect to which the interest rate basis or bases will be calculated, referred to as the Index Maturity,

    - a maximum numerical limitation, or ceiling, on the rate at which interest may accrue during any interest period, if any,

    - a minimum numerical limitation, or floor, on the rate at which interest may accrue during any interest period, if any,

    - the number of basis points to be added to or subtracted from the related interest rate basis or bases, referred to as the Spread,

    - the percentage of the related interest rate basis or bases by which the interest rate basis or bases will be multiplied to determine the applicable interest rate, referred to as the Spread Multiplier,

    - if one or more of the specified interest rate bases is LIBOR, the Index Currency and the Designated LIBOR Page, and

    - if one or more of the specified interest rate bases is the CMT Rate, the Designated CMT Telerate Page and Designated CMT Maturity Index.

    The interest rate borne by the floating rate notes will be determined as follows:

    REGULAR FLOATING RATE NOTES. Unless a floating rate note is designated as a Floating Rate/Fixed Rate Note, an Inverse Floating Rate Note or as having an addendum attached or as having "Other/ Additional Provisions" apply relating to a different interest rate formula, it will be a Regular Floating Rate Note and, except as described below or in a pricing supplement, will bear interest at the rate determined by reference to the applicable interest rate basis or bases:

    - plus or minus the applicable Spread, if any, and/or

    - multiplied by the applicable Spread Multiplier, if any.

    Commencing on the first interest reset date, the rate at which interest on the Regular Floating Rate Note will be payable will be reset as of each interest reset date. However, the interest rate in effect for the period from the date of issue to the first interest reset date will be the initial interest rate.

    FLOATING RATE/FIXED RATE NOTES. If a floating rate note is designated as a Floating Rate/Fixed Rate Note, then, except as described below or in a pricing supplement, it will bear interest at the rate determined by reference to the applicable interest rate basis or bases:

    - plus or minus the applicable Spread, if any, and/or

    - multiplied by the applicable Spread Multiplier, if any.

    Commencing on the first interest reset date, the rate at which interest on the Floating Rate/Fixed Rate Note will be payable will be reset as of each interest reset date; provided, however, that:

    - the interest rate in effect for the period from the date of issue to the first interest reset date will be the initial interest rate, and

    - the interest rate in effect commencing on, and including, the date on which interest begins to accrue on a fixed rate basis to maturity will be the fixed interest rate, if the rate is specified in the pricing supplement, or if no fixed interest rate is specified, the interest rate in effect on the Floating Rate/Fixed Rate Note on the day immediately preceding the date on which interest begins to accrue on a fixed rate basis.

    INVERSE FLOATING RATE NOTES. If a floating rate note is designated as an Inverse Floating Rate Note, it will bear interest at the fixed interest rate specified in the related pricing supplement minus the rate determined by reference to the applicable interest rate basis or bases:

    - plus or minus the applicable Spread, if any, and/or

    - multiplied by the applicable Spread Multiplier, if any;

provided, however, that the interest rate on the Inverse Floating Rate Note will not be less than zero. Commencing on the first interest reset date, the rate at which interest on the Inverse Floating Rate Note is payable will be reset as of each interest reset date. However, the interest rate in effect for the period from the date of issue to the first interest reset date will be the initial interest rate.

    Each interest rate basis shall be the rate determined in accordance with the provisions below. The interest rate in effect on each day will be:

    - if the day is an interest reset date, the interest rate determined as of the interest determination date, as defined below, immediately preceding the interest reset date, or

    - if the day is not an interest reset date, the interest rate determined as of the interest determination date immediately preceding the most recent interest reset date.

    INTEREST RESET DATES. The pricing supplement will specify whether the interest rate on the related floating rate note will be reset daily, weekly, monthly, quarterly, semi-annually, annually or any other basis (each referred to in this prospectus supplement as an interest reset period), and the dates on which the interest rate on the related floating rate note will be reset (each referred to in this prospectus supplement as an interest reset date). The interest reset date will be, in the case of floating rate notes which reset:

    - daily--each Business Day;

    - weekly--the Wednesday of each week, with the exception of weekly reset floating rate notes where the Treasury Rate is an applicable interest rate basis, which will reset the Tuesday of each week, except as described below;

    - monthly--the third Wednesday of each month, with the exception of monthly reset floating rate notes where the Eleventh District Cost of Funds Rate is an applicable interest rate basis, which will reset on the first calendar day of the month;

    - quarterly--the third Wednesday of March, June, September and December of each year;

    - semiannually--the third Wednesday of the two months specified in the pricing supplement; and

    - annually--the third Wednesday of the month specified in the pricing supplement;

provided, however, that with respect to Floating Rate/Fixed Rate Notes, the rate of interest will not reset after the date on which interest on a fixed rate basis begins to accrue.

    If any interest reset date for any floating rate note would otherwise be a day that is not a Business Day, the interest reset date will be postponed to the next succeeding day that is a Business Day, except that in the case of a floating rate note as to which LIBOR is an applicable interest rate basis and if the Business Day falls in the next succeeding calendar month, then the interest reset date will be the immediately preceding Business Day. In addition, in the case of a floating rate note as to which the Treasury Rate is an applicable interest rate basis, if the interest determination date would otherwise fall on an interest reset date, the particular interest reset date will be postponed to the next succeeding Business Day.

    MAXIMUM AND MINIMUM INTEREST RATES. A floating rate note may have either or both of the following:

    - a maximum numerical limitation, or ceiling, on the rate at which interest may accrue during any interest period, referred to as a maximum interest rate, and

    - a minimum numerical limitation, or floor, on the rate at which interest may accrue during any period, referred to as a minimum interest rate.

    The Indenture is, and any notes issued under the Indenture will be, governed by and construed in accordance with the laws of the State of New York. In addition to any maximum interest rate that may apply to any floating rate note, the interest rate will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

    INTEREST PAYMENTS. Each pricing supplement will specify the dates on which interest will be payable. Each floating rate note will bear interest from the date of issue at the rates specified in the floating rate note until the principal of the note is paid or otherwise made available for payment. Except as provided below or in the pricing supplement, the interest payment dates with respect to floating rate notes will be, in the case of floating rate notes which reset:

    - daily, weekly or monthly--the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the pricing supplement;

    - quarterly--the third Wednesday of March, June, September and December of each year;

    - semiannually--the third Wednesday of the two months of each year specified in the pricing supplement;

    - annually--the third Wednesday of the month of each year specified in the pricing supplement; and

    - at the maturity date.

    If any interest payment date for any floating rate note, other than an interest payment date at maturity, would otherwise be a day that is not a Business Day, the interest payment date will be postponed to the next succeeding day that is a Business Day, except that in the case of a floating rate note as to which LIBOR is an applicable interest rate basis and if the Business Day falls in the next succeeding calendar month, the interest payment date will be the immediately preceding Business Day. If the maturity of a floating rate note falls on a day that is not a Business Day, the payment of principal, premium, if any, and interest will be made on the next succeeding Business Day, and no additional interest will accrue in respect of the payment made on that next succeeding Business Day.

    All percentages resulting from any calculation on floating rate notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards. For example, 9.876545%, or .09876545, would be rounded to 9.87655%, or .0987655. All dollar amounts used in or resulting from any calculation on floating rate notes will be rounded to the nearest cent, or in the case of a foreign currency or composite currency to the nearest unit, with one-half cent or unit being rounded upwards.

    With respect to each floating rate note, accrued interest is calculated by multiplying its principal amount by an accrued interest factor. The accrued interest factor is computed by adding the interest factor calculated for each day in the period for which accrued interest is being calculated.

    - In the case of floating rate notes for which the interest rate basis is the CD Rate, the Commercial Paper Rate, the Eleventh District Cost of Funds Rate, the Federal Funds Rate, LIBOR or the Prime Rate, the interest factor for each day will be computed by dividing the interest rate applicable to each day by 360.

    - In the case of floating rate notes for which the interest rate basis is the CMT Rate or the Treasury Rate, the interest factor for each day will be computed by dividing the interest rate applicable to each day by the actual number of days in the year.

    - In the case of floating rate notes for which the interest rate is calculated with reference to two or more interest rate bases, the interest factor will be calculated in each period in the same manner as if only one of the applicable interest rate bases specified in the pricing supplement applied.

    INTEREST DETERMINATION DATES. The interest rate applicable to each interest reset period commencing on the interest reset date with respect to that interest reset period will be determined by the calculation agent and calculated on or prior to the calculation date, as specified below, except with respect to LIBOR and the Eleventh District Costs of Funds Rate, which will be calculated on the interest determination date.

    - The interest determination date with respect to the CD Rate, the CMT Rate, the Commercial Paper Rate, the Federal Funds Rate and the Prime Rate will be the second Business Day immediately preceding each interest reset date for the related note.

    - The interest determination date with respect to the Eleventh District Cost of Funds Rate will be the last Business Day of the month preceding each interest reset date on which the Federal Home Loan Bank of San Francisco publishes the Index, as defined below.

    - The interest determination date with respect to LIBOR will be the second London Business Day immediately preceding each interest reset date, unless the Index Currency is British pounds sterling, in which case the interest determination date will be the applicable interest reset date.

    - The interest determination date with respect to the Treasury Rate will be the day in the week in which the related interest reset date falls on which day Treasury Bills, as defined below, are normally auctioned. Treasury Bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that the auction may be held on the preceding Friday and if an auction is held on the Friday of the week preceding the related interest reset date, the related interest determination date will be the preceding Friday.

    - If the interest rate of a note is determined with reference to two or more interest rate bases, then the interest determination date for the note will be the most recent Business Day, which is at least two Business Days prior to the applicable interest reset date on which each interest rate basis is determinable.

    - The interest determination date pertaining to a floating rate note the interest rate of which is determined with reference to two or more interest rate bases will be the latest Business Day which is at least two Business Days before the interest reset date for the floating rate note on which each interest rate basis is determinable.

    - Each interest rate basis will be determined accordingly, and the applicable interest rate will commence on the applicable interest reset date.

    CALCULATION DATE. Unless otherwise specified in the applicable pricing supplement, the Trustee will be the calculation agent with respect to any floating rate note. Upon the request of the holder of any floating rate note, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next interest reset date with respect to that floating rate note, unless otherwise provided in the pricing supplement. The calculation date, if applicable, pertaining to any interest determination date will be the earlier of:

    - the tenth calendar day after the interest determination date, or, if the tenth calendar day is not a Business Day, the next succeeding Business Day, or

    - the Business Day immediately preceding the interest payment date or maturity, as the case may be.

    The calculation agent will determine each interest rate basis in accordance with the following provisions, unless otherwise specified by a pricing supplement:

    CD RATE.  "CD Rate" means:

        (1) the rate on the particular interest determination date for negotiable United States dollar certificates of deposit having the Index Maturity specified in the applicable pricing supplement as published in H.15(519), as defined below, under the caption "CDs (secondary market)", or

        (2) if the rate referred to in clause (1) is not published by 3:00 P.M., New York City time, on the related calculation date, the rate on the particular interest determination date for negotiable United States dollar certificates of deposit of the particular Index Maturity as published in H.15 Daily Update, as defined below, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "CDs (secondary market)", or

        (3) if the rate referred to in clause (2) is not published by 3:00 P.M., New York City time, on the related calculation date, the rate on the particular interest determination date calculated by the calculation agent as the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on that interest determination date, of three leading nonbank dealers in negotiable United States dollar certificates of deposit in The City of New York, which may include the agents or their affiliates, selected by the calculation agent for negotiable United States dollar certificates of deposit of major United States dollar money market banks for negotiable United States dollar certificates of deposit with a remaining maturity closest to the particular Index Maturity in an amount that is representative for a single transaction in that market at that time, or

        (4) if the dealers selected by the calculation agent are not quoting as mentioned in clause (3), the CD Rate in effect on the particular interest determination date.

    "H.15(519)" means the weekly statistical release designated as H.15(519), or any successor publication, published by the Board of Governors of the Federal Reserve System.

    "H.15 Daily Update" means the daily update of H.15(519), available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/ h15/update/, or any successor site or publication.

    CMT RATE.  "CMT Rate" means:

        (1) if CMT Telerate Page 7051 is specified in the applicable pricing supplement:

           (a) the percentage equal to the yield for United States Treasury securities at constant maturity having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the caption "Treasury Constant Maturities", as the yield is displayed on Bridge Telerate, Inc., or any successor service, on page 7051, or any other page as may replace the specified page on that service, referred to as Telerate Page 7051, for the particular interest determination date, or

           (b) if the rate referred to in clause (a) does not appear on Telerate Page 7051, the percentage equal to the yield for United States Treasury securities at constant maturity having the particular Index Maturity and for the particular interest determination date as published in H.15(519) under the caption "Treasury Constant Maturities", or

           (c) if the rate referred to in clause (b) does not appear in H.15(519), the rate on the particular interest determination date for the period of the particular Index Maturity as may then be published by either the Federal Reserve System Board of Governors or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate which would otherwise have been published in H.15(519), or

           (d) if the rate referred to in clause (c) is not published, the rate on the particular interest determination date calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 P.M., New York City time, on that interest determination date of three leading primary United States government securities dealers in The City of New York, which may include the agents or their affiliates, each referred to as a Reference Dealer, selected by the calculation agent from, five Reference Dealers selected by the calculation agent and eliminating the highest quotation, or, in the event of equality, one of the highest, and the lowest quotation, or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity equal to the particular Index Maturity, a remaining term to maturity no more than 1 year shorter than that Index Maturity and in a principal amount that is representative for a single transaction in the securities in that market at that time, or

           (e) if fewer than five but more than two of the prices referred to in clause (d) are provided as requested, the rate on the particular interest determination date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of the quotations shall be eliminated, or

           (f) if fewer than three prices referred to in clause (d) are provided as requested, the rate on the particular interest determination date calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on that interest determination date of three Reference Dealers selected by the calculation agent from five Reference Dealers selected by the calculation agent and eliminating the highest quotation, or, in the event of equality, one of the highest and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity greater than the particular Index Maturity, a remaining term to maturity closest to that Index Maturity and in a principal amount that is representative for a single transaction in the securities in that market at that time, or

           (g) if fewer than five but more than two prices referred to in clause (f) are provided as requested, the rate on the particular interest determination date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of the quotations will be eliminated, or

           (h) if fewer than three prices referred to in clause (f) are provided as requested, the CMT Rate in effect on the particular interest determination date.

    If two United States Treasury securities with an original maturity greater than the Index Maturity specified in the applicable pricing supplement have remaining terms to maturity equally close to the particular Index Maturity, the quotes for the United States Treasury security with the shorter original remaining term to maturity will be used.

        (2) if CMT Telerate Page 7052 is specified in the applicable pricing supplement:

           (a) the percentage equal to the one-week or one-month, as specified in the applicable pricing supplement, average yield for United States Treasury securities at constant maturity having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) opposite the caption "Treasury Constant Maturities", as the yield is displayed on Bridge Telerate, Inc., or any successor service, on page 7052, or any other page as may replace the specified page on that service, referred to as, Telerate Page 7052, for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which the particular interest determination date falls, or

           (b) if the rate referred to in clause (a) does not appear on Telerate Page 7052, the percentage equal to the one-week or one-month, as specified in the applicable pricing supplement, average yield for United States Treasury securities at constant maturity having the particular Index Maturity and for the week or month, as applicable, preceding the particular interest determination date as published in H.15(519) opposite the caption "Treasury Constant Maturities," or

           (c) if the rate referred to in clause (b) does not appear in H.15(519), the one-week or one-month, as specified in the applicable pricing supplement, average yield for United States Treasury securities at constant maturity having the particular Index Maturity as otherwise announced by the Federal Reserve Bank of New York for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which the particular interest determination date falls, or

           (d) if the rate referred to in clause (c) is not published, the rate on the particular interest determination date calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 P.M., New York City time, on that interest determination date of three Reference Dealers selected by the calculation agent, from five Reference Dealers selected by the calculation agent and eliminating the highest quotation, or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity equal to the particular Index Maturity, a remaining term to maturity no more than 1 year shorter than that Index Maturity and in a principal amount that is representative for a single transaction in the securities in that market at that time, or

           (e) if fewer than five but more than two of the prices referred to in clause (d) are provided as requested, the rate on the particular interest determination date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of the quotations shall be eliminated, or

           (f) if fewer than three prices referred to in clause (d) are provided as requested, the rate on the particular interest determination date calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on that interest determination date of three Reference Dealers selected by the calculation agent from, five Reference Dealers selected by the calculation agent and eliminating the highest quotation, or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity greater than the particular Index Maturity, a remaining term to maturity closest to that Index Maturity and in a principal amount that is representative for a single transaction in the securities in that market at the time, or

           (g) if fewer than five but more than two prices referred to in clause (f) are provided as requested, the rate on the particular interest determination date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest or the lowest of the quotations will be eliminated, or

           (h) if fewer than three prices referred to in clause (f) are provided as requested, the CMT Rate in effect on that interest determination date.

    If two United States Treasury securities with an original maturity greater than the Index Maturity specified in the applicable pricing supplement have remaining terms to maturity equally close to the particular Index Maturity, the quotes for the United States Treasury security with the shorter original remaining term to maturity will be used.

    COMMERCIAL PAPER RATE.  "Commercial Paper Rate" means:

        (1) the Money Market Yield, as defined below, on the particular interest determination date of the rate for commercial paper having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the caption "Commercial Paper--Nonfinancial", or

        (2) if the rate referred to in clause (1) is not published by 3:00 P.M., New York City time, on the related calculation date, the Money Market Yield of the rate on the particular interest determination date for commercial paper having the particular Index Maturity as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "Commercial Paper--Nonfinancial", or

        (3) if the rate referred to in clause (2) is not published by 3:00 P.M., New York City time, on the related calculation date, the rate on the particular interest determination date calculated by the calculation agent as the Money Market Yield of the arithmetic mean of the offered rates at approximately 11:00 A.M., New York City time, on that interest determination date of three leading dealers of United States dollar commercial paper in The City of New York, which may include the agents or their affiliates, selected by the calculation agent for commercial paper having the particular Index Maturity placed for industrial issuers whose bond rating is "Aa", or the equivalent, from a nationally recognized statistical rating organization, or

        (4) if the dealers selected by the calculation agent are not quoting as mentioned in clause (3), the Commercial Paper Rate in effect on the particular interest determination date.

    "Money Market Yield" means a yield, expressed as a percentage, calculated in accordance with the following formula:

                                                                   D x 360
                           Money Market Yield     =             ------------         x         100
                                                                360 - (D x M)

    where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the applicable interest reset period.

    ELEVENTH DISTRICT COST OF FUNDS RATE. "Eleventh District Cost of Funds Rate" means:

        (1) the rate equal to the monthly weighted average cost of funds for the calendar month immediately preceding the month in which the particular interest determination date falls as set forth under the caption "11th District" on the display on Bridge Telerate, Inc., or any successor service, on page 7058, or any other page as may replace the specified page on that service, referred to as Telerate Page 7058, as of 11:00 A.M., San Francisco time, on that interest determination date, or

        (2) if the rate referred to in clause (1) does not appear on Telerate Page 7058, the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced, referred to as the Index, by the Federal Home Loan Bank of San Francisco as the cost of funds for the calendar month immediately preceding that interest determination date, or

        (3) if the Federal Home Loan Bank of San Francisco fails to announce the Index on or prior to the particular interest determination date for the calendar month immediately preceding that interest determination date, the Eleventh District Cost of Funds Rate in effect on the particular interest determination date.

    FEDERAL FUNDS RATE.  "Federal Funds Rate" means:

        (1) the rate on the particular interest determination date for United States dollar federal funds as published in H.15(519) under the caption "Federal Funds (Effective)" and displayed on Bridge Telerate, Inc., or any successor service, on page 120, or any other page as may replace the specified page on that service, referred to as Telerate Page 120, or

        (2) if the rate referred to in clause (1) does not appear on Telerate Page 120 or is not published by 3:00 P.M., New York City time, on the related calculation date, the rate on the particular interest determination date for United States dollar federal funds as published in H.15 Daily Update, or any other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "Federal Funds (Effective)", or

        (3) if the rate referred to in clause (2) is not published by 3:00 P.M., New York City time, on the related calculation date, the rate on the particular interest determination date calculated by the calculation agent as the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in The City of New York, which may include the agents or their affiliates, selected by the calculation agent prior to 9:00 A.M., New York City time, on that interest determination date, or

        (4) if the brokers selected by the calculation agent are not quoting as mentioned in clause (3), the Federal Funds Rate in effect on the particular interest determination date.

    LIBOR.  "LIBOR" means:

        (1) if "LIBOR Telerate" is specified in the applicable pricing supplement or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable pricing supplement as the method for calculating LIBOR, the rate for deposits in the LIBOR Currency having the Index Maturity specified in the applicable pricing supplement, commencing on the related interest reset date, that appears on the LIBOR Page, as defined below, as of 11:00 A.M., London time, on the particular interest determination date, or

        (2) if "LIBOR Reuters" is specified in the applicable pricing supplement, the arithmetic mean of the offered rates, calculated by the calculation agent, or the offered rate, if the LIBOR Page by its terms provides only for a single rate, for deposits in the LIBOR Currency having the particular Index Maturity, commencing on the related interest reset date, that appear or appears, as the case may be, on the LIBOR Page as of 11:00 A.M., London time, on the particular interest determination date, or

        (3) if fewer than two offered rates appear, or no rate appears, as the case may be, on the particular interest determination date on the LIBOR Page as specified in clause (1) or (2), as applicable, the rate calculated by the calculation agent of at least two offered quotations obtained by the calculation agent after requesting the principal London offices of each of four major reference banks, which may include affiliates of the agents, in the London interbank market to provide the calculation agent with its offered quotation for deposits in the LIBOR Currency for the period of the particular Index Maturity, commencing on the related interest reset date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on that interest determination date and in a principal amount that is representative for a single transaction in the LIBOR Currency in that market at that time, or

        (4) if fewer than two offered quotations referred to in clause (3) are provided as requested, the rate calculated by the calculation agent as the arithmetic mean of the rates quoted at approximately 11:00 A.M., in the applicable Principal Financial Center, on the particular interest determination date by three major banks, which may include affiliates of the agents, in that Principal Financial Center selected by the calculation agent for loans in the LIBOR Currency to leading European banks, having the particular Index Maturity and in a principal amount that is representative for a single transaction in the LIBOR Currency in that market at that time, or

        (5) if the banks selected by the calculation agent are not quoting as mentioned in clause (4), LIBOR in effect on the particular interest determination date.

    "LIBOR Currency" means the currency specified in the applicable pricing supplement as to which LIBOR shall be calculated or, if no currency is specified in the applicable pricing supplement, United States dollars.

    "LIBOR Page" means either:

    - if "LIBOR Reuters" is specified in the applicable pricing supplement, the display on the Reuter Monitor Money Rates Service, or any successor service, on the page specified in the applicable pricing supplement, or any other page as may replace that page on that service, for the purpose of displaying the London interbank rates of major banks for the LIBOR Currency; or

    - if "LIBOR Telerate" is specified in the applicable pricing supplement or neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable pricing supplement as the method for calculating LIBOR, the display on Bridge Telerate, Inc., or any successor service, on the page specified in the applicable pricing supplement, or any other page as may replace that page on that service, for the purpose of displaying the London interbank rates of major banks for the LIBOR Currency.

    PRIME RATE.  "Prime Rate" means:

        (1) the rate on the particular interest determination date as published in H.15(519) under the caption "Bank Prime Loan", or

        (2) if the rate referred to in clause (1) is not published by 3:00 P.M., New York City time, on the related calculation date, the rate on the particular interest determination date as published in H.15 Daily Update, or any other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "Bank Prime Loan", or

        (3) if the rate referred to in clause (2) is not published by 3:00 P.M., New York City time, on the related calculation date, the rate on the particular interest determination date calculated by the calculation agent as the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen US PRIME 1 Page, as defined below, as the applicable bank's prime rate or base lending rate as of 11:00 A.M., New York City time, on that interest determination date, or

        (4) if fewer than four rates referred to in clause (3) are published by 3:00 p.m., New York City time, on the related calculation date, the rate on the interest determination date calculated by the calculation agent as the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on that interest determination date by three major banks, which may include affiliates of the agents, in The City of New York selected by the calculation agent, or

        (5) if the banks selected by the calculation agent are not quoting as mentioned in clause (4), the Prime Rate in effect on the particular interest determination date.

    "Reuters Screen US PRIME 1 Page" means the display on the Reuter Monitor Money Rates Service, or any successor service, on the "US PRIME 1" page, or any other page as may replace that page on that service for the purpose of displaying prime rates or base lending rates of major United States banks.

    TREASURY RATE.  "Treasury Rate" means:

        (1) the rate from the auction held on the interest determination date, of direct obligations of the United States, or Treasury Bills, referred to as the Auction, having the Index Maturity specified in the applicable pricing supplement under the caption "INVESTMENT RATE" on the display on Bridge Telerate, Inc., or any successor service, on page 56, or any other page as may replace that page on that service, referred to as Telerate Page 56, or page 57, or any other page as may replace that page on that service, referred to as Telerate Page 57, or

        (2) if the rate referred to in clause (1) is not published by 3:00 P.M., New York City time, on the related calculation date, the Bond Equivalent Yield, as defined below, of the rate for the applicable Treasury Bills as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying the applicable rate, under the caption "U.S. Government Securities/Treasury Bills/Auction High", or

        (3) if the rate referred to in clause (2) is not published by 3:00 P.M., New York City time, on the related calculation date, the Bond Equivalent Yield of the auction rate of the applicable Treasury Bills as announced by the United States Department of the Treasury, or

        (4) if the rate referred to in clause (3) is not announced by the United States Department of the Treasury, or if the Auction is not held, the Bond Equivalent Yield of the rate on the particular interest determination date of the applicable Treasury Bills as published in H.15(519) under the caption "U.S. Government Securities/Treasury Bills/Secondary Market", or

        (5) if the rate referred to in clause (4) not published by 3:00 P.M., New York City time, on the related calculation date, the rate on the particular interest determination date of the applicable Treasury Bills as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying the applicable rate, under the caption "U.S. Government Securities/ Treasury Bills/Secondary Market", or

        (6) if the rate referred to in clause (5) is not published by 3:00 P.M., New York City time, on the related calculation date, the rate on the particular interest determination date calculated by the calculation agent as the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on that interest determination date, of three primary United States government securities dealers, which may include the agents or their affiliates, selected by the calculation agent, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the applicable pricing supplement, or

        (7) if the dealers selected by the calculation agent are not quoting as mentioned in clause (6), the Treasury Rate in effect on the particular interest determination date.

"Bond Equivalent Yield" means a yield, expressed as a percentage, calculated in accordance with the following formula:

                                                                     D x N
                          Bond Equivalent Yield    =             ------------         x         100
                                                                 360 - (D x M)

where "D" refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis and expressed as a decimal, "N" refers to 365 or 366, as the case may be, and "M" refers to the actual number of days in the applicable interest reset period.

OTHER PROVISIONS; ADDENDA

    Any provisions with respect to an issue of notes, including the determination of one or more interest rate bases, the specification of one or more interest rate bases, the calculation of the interest rate applicable to a floating rate note, the interest payment dates, the stated maturity date, any redemption or repayment provisions or any other matter relating to the notes, may be modified by the terms as specified under "Other/Additional Provisions" on the face of the notes or in an addendum relating to the notes, if specified on the face of the notes, and in the pricing supplement.

AMORTIZING NOTES

    We may offer amortizing notes. Interest on each amortizing note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to amortizing notes will be applied first to interest due and payable on that amortizing note and then to the reduction of its unpaid principal amount. Further information concerning additional terms and conditions of any issue of amortizing notes will be provided in the pricing supplement, including a table setting forth repayment information in respect of each amortizing note.

ORIGINAL ISSUE DISCOUNT NOTES

    We may offer notes from time to time that have an issue price that is less than 100% of their principal amount, referred to as discount notes. Discount notes may not bear any interest currently or may bear interest at a rate that is below market rates at the time of issuance. The difference between the issue price of a discount note and 100% of the principal amount is referred to as the discount. In the event of redemption, repayment or acceleration of maturity of a discount note, the amount payable to the holder of a discount note will be equal to the sum of:

        (1) the issue price, increased by any accruals of discount, and, in the event of any redemption of the discount note, if applicable, multiplied by the initial redemption percentage specified in the applicable pricing supplement, as adjusted by the annual redemption percentage reduction, if applicable, specified in the applicable pricing supplement; plus

        (2) any unpaid interest on the discount note accrued from the date of issue to the date of the redemption, repayment or acceleration of maturity.

    Unless otherwise specified in the applicable pricing supplement, for purposes of determining the amount of discount that has accrued as of any date on which a redemption, repayment or acceleration of maturity occurs for a discount note, the discount will accrue using a constant yield method:

    - The constant yield will be calculated using a 30-day month, 360-day year convention, a compounding period that, except for the period from the date of issue to the initial interest payment date for a discount note, referred to as the initial period, corresponds to the shortest period between interest payment dates for the applicable discount note with ratable accruals within a compounding period, a coupon rate equal to the initial coupon rate applicable to the discount note and an assumption that the maturity of the discount note will not be accelerated.

    - If the initial period is shorter than the compounding period for the discount note, a proportionate amount of the yield for an entire compounding period will be accrued.

    - If the initial period is longer than the compounding period, then this period will be divided into a regular compounding period and a short period with the short period being treated as provided in the preceding sentence.

    The accrual of the applicable discount may differ from the accrual of original issue discount for purposes of the Internal Revenue Code of 1986, referred to as the Code, discount notes may not be treated as having original issue discount within the meaning of the Code, and notes other than discount notes may be treated as issued with original issue discount for federal income tax purposes. See "United States Federal Income Tax Considerations."

INDEXED NOTES

    We may issue notes with the amount of principal, premium and/or interest payable to be determined with reference:

    - to the price or prices of specified commodities or stocks;

    - to the exchange rate of one or more designated currencies, including a composite currency, relative to an indexed currency; or

    - to any other price(s) or exchange rate(s), as specified in the applicable pricing supplement.

    We refer to these types of notes in this prospectus supplement as indexed notes.

    Holders of indexed notes may receive a principal payment on the maturity date that is greater than or less than the principal amount of the indexed notes depending upon the relative value on the maturity date of the specified indexed item. Information as to the method for determining the amount of principal, premium, if any, and/or interest payable in respect of indexed notes, particular historical information with respect to the specified indexed item and tax considerations associated with an investment in indexed notes will be specified in the applicable pricing supplement. See also "Risk Factors."

BOOK-ENTRY NOTES

    AvalonBay has established a depository arrangement with DTC with respect to the book-entry notes, the terms of which are summarized below. Any additional or differing terms of the depositary arrangement with respect to the book-entry notes will be described in the applicable pricing supplement.

DESCRIPTION OF THE GLOBAL NOTES

    Upon issuance, all book-entry notes having the same date of issue, maturity and otherwise having identical terms and provisions will be represented by one or more fully registered global notes. Each global note will be deposited with, or on behalf of, DTC registered in the name of DTC or a nominee of DTC. Unless and until it is exchanged in whole or in part for notes in certificated form, no global note may be transferred except as a whole by DTC to a nominee of DTC, or by a nominee of DTC to DTC or another nominee of DTC, or by DTC or any nominee to a successor of DTC or a nominee of the successor.

    So long as DTC, or its nominee, is the registered owner of a global note, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the Indenture. Except as provided below, beneficial owners of a global note will not be entitled to have the notes represented by a global note registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders thereof under the indenture. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the indenture. AvalonBay understands that under existing industry practices, in the event that AvalonBay requests any action of holders or that an owner of a beneficial interest in a global note desires to give or take any action which a holder is entitled to give or take under the Indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take the desired action, and the participants would authorize beneficial owners owning through the participants to give or take the desired action or would otherwise act upon the instructions of beneficial owners. The laws of some states may require that purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in global notes.

    Each global note will be exchangeable for notes in certificated form of like tenor and of an equal aggregate principal amount, in denominations of $1,000 and integral multiples of $1,000, only if:

        (a) DTC is at any time unwilling or unable to continue as depository and a successor depository is not appointed by AvalonBay within 90 days,

        (b) AvalonBay executes and delivers to the Trustee a company order to the effect that the global notes shall be exchangeable, or

        (c) an Event of Default has occurred and is continuing with respect to the notes and beneficial owners representing a majority in aggregate principal amount of the book-entry notes represented by the global note advise DTC to stop acting as the depository.

The certificated notes will be registered in the name or names as DTC instructs the Trustee. It is expected that instructions may be based upon directions received by DTC from participants with respect to ownership of beneficial interests in global notes.

DTC'S PROCEDURES

    The following is based on information furnished by DTC:

    DTC will act as securities depository for the book-entry notes. The book-entry notes will be issued as fully registered securities registered in the name of Cede & Co., DTC's partnership nominee. One fully registered global note will be issued for each issue of book-entry notes, each in the aggregate principal amount of the issue, and will be deposited with DTC. If, however, the aggregate principal amount of any issue exceeds $500,000,000, one global note will be issued with respect to each

$500,000,000 of principal amount and an additional global note will be issued with respect to any remaining principal amount of the issue.

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered in accordance with the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, LLC, and the NASD Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

    Purchases of book-entry notes under DTC's system must be made by or through direct participants, which will receive a credit for those book-entry notes on DTC's records. The ownership interest of each actual purchaser of each book-entry note represented by a global note is, in turn, to be recorded on the records of direct participants and indirect participants. Beneficial owners of book-entry notes will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in a global note representing book-entry notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners of a global note representing book-entry notes will not receive notes in certificated form representing their ownership interests in those notes, except in the event that use of the book-entry system for the book-entry notes is discontinued.

    To facilitate subsequent transfers, all global notes representing book-entry notes which are deposited with, or on behalf of, DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of global notes with, or on behalf of, DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the global notes representing the book-entry notes. DTC's records reflect only the identity of the direct participants to whose accounts the book-entry notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Neither DTC nor Cede & Co. will consent or vote with respect to the global notes representing the book-entry notes. Under its usual procedures, DTC mails an omnibus proxy to AvalonBay as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants, identified in a listing attached to the omnibus proxy to whose accounts the book-entry notes are credited on the applicable record date.

    AvalonBay will make principal and any premium and interest payments on the global notes representing the book-entry notes in immediately available funds to DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the applicable payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the applicable participant and not of DTC, the Trustee or AvalonBay, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and any premium and interest to DTC is the responsibility of AvalonBay or the Trustee, disbursement of payments to direct participants will be the responsibility of DTC, and disbursement of payments to the beneficial owners will be the responsibility of direct participants and indirect participants.

    If applicable, redemption notices shall be sent to Cede & Co. If less than all of the book-entry notes within the same issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in the issue to be redeemed.

    A beneficial owner will give notice of any option to elect to have its book-entry notes repaid by AvalonBay, through its participant, to the Trustee, and will effect delivery of the applicable book-entry notes by causing the direct participant to transfer the participant's interest in the global note representing the book-entry notes, on DTC's records, to the Trustee. The requirement for physical delivery of book-entry notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the global note representing the book-entry notes are transferred by direct participants on DTC's records.

    DTC may discontinue providing its services as securities depository with respect to the book-entry notes at any time by giving reasonable notice to AvalonBay or the Trustee. In the event that a successor securities depository is not obtained, notes in certificated form are required to be printed and delivered.

    AvalonBay may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depository. In that event, notes in certificated form will be printed and delivered.

    The information in this section concerning DTC and DTC's system has been obtained from sources that AvalonBay believes to be reliable, but AvalonBay takes no responsibility for the accuracy of the information.

COVENANTS OF AVALONBAY

    LIMITATIONS ON INCURRENCE OF INDEBTEDNESS. We will not, and will not permit any Subsidiary, as defined below, to, incur any Indebtedness, as defined below, if immediately after giving effect to the incurrence of any additional Indebtedness and the application of its proceeds, the aggregate principal amount of all outstanding Indebtedness of AvalonBay and its subsidiaries on a consolidated basis, determined in accordance with GAAP is greater than 60% of the sum of, without duplication:

    - the Total Assets, as defined below, of us and our Subsidiaries as of the end of the calendar quarter covered in AvalonBay's Annual Report on Form 10-K or Quarterly Report on Form 10-Q most recently filed with the SEC, or, if this filing is not permitted under the Exchange Act, with the Trustee, prior to the incurrence of this additional Indebtedness; and

    - the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received, to the extent that these proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness, by AvalonBay or any Subsidiary since the end of the calendar quarter, including those proceeds obtained in connection with the incurrence of this additional Indebtedness.

    In addition, AvalonBay will not, and will not permit any Subsidiary to, incur any Indebtedness secured by any Encumbrance, as defined below, upon any of the property of AvalonBay or any

Subsidiary if, immediately after giving effect to the incurrence of this additional Indebtedness and the application of its proceeds, the aggregate principal amount of all outstanding Indebtedness of AvalonBay and its subsidiaries on a consolidated basis which is secured by any Encumbrance on property of AvalonBay or any Subsidiary is greater than 40% of the sum of, without duplication:

    - the Total Assets of AvalonBay and its Subsidiaries as of the end of the calendar quarter covered in AvalonBay's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, most recently filed with the SEC, or, if that filing is not permitted under the Exchange Act, with the Trustee, prior to the incurrence of that additional Indebtedness; and

    - the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received, to the extent that those proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness, by AvalonBay or any Subsidiary since the end of the calendar quarter, including those proceeds obtained in connection with the incurrence of this additional Indebtedness.

    AvalonBay and its Subsidiaries may not at any time, own Total Unencumbered Assets, as defined below, equal to less than 150% of the aggregate outstanding principal amount of the Unsecured Indebtedness of AvalonBay and its Subsidiaries on a consolidated basis.

    In addition, AvalonBay will not, and will not permit any Subsidiary to, incur any Indebtedness if the ratio of Consolidated Income Available for Debt Service, as defined below, to the Annual Service Charge, as defined below, for the four consecutive fiscal quarters most recently ended prior to the date on which the additional Indebtedness is to be incurred will have been less than 1.5:1, on a pro forma basis after giving effect to it and to the application of its proceeds, and calculated on the assumption that:

    - this Indebtedness and any other Indebtedness incurred by AvalonBay and its Subsidiaries since the first day of that four-quarter period and the application of its proceeds, including to refinance other Indebtedness, had occurred at the beginning of that period;

    - the repayment or retirement of any other Indebtedness by AvalonBay and its Subsidiaries since the first day of the four-quarter period had been repaid or retired at the beginning of the period, except that, in making this computation, the amount of Indebtedness under any revolving credit facility will be computed based upon the average daily balance of the Indebtedness during that period;

    - in the case of Acquired Indebtedness, as defined below, or Indebtedness incurred in connection with any acquisition since that first day of the four-quarter period, the related acquisition had occurred as of the first day of the period with the appropriate adjustments with respect to the acquisition being included in this pro forma calculation; and

    - in the case of any acquisition or disposition by AvalonBay or its Subsidiaries, of any asset or group of assets since the first day of the four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, this acquisition or disposition or any related repayment of Indebtedness had occurred as of the first day of that period with the appropriate adjustments with respect to that acquisition or disposition being included in this pro forma calculation.

As used in this prospectus supplement and in the Indenture:

    "Acquired Indebtedness" means Indebtedness of a Person:

    - existing at the time this Person becomes a Subsidiary, or

    - assumed in connection with the acquisition of assets from that Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, that Person becoming a Subsidiary or any acquisition. Acquired Indebtedness will be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

    "Annual Service Charge" for any period means the maximum amount which is payable during any period for interest on, and original issue discount of, Indebtedness of AvalonBay and its Subsidiaries and the amount of dividends which are payable during that period in respect of any Disqualified Stock, as defined below.

    "Capital Stock" means, with respect to any Person, any capital stock, including preferred stock, shares, interests, participations or other ownership interests, however designated, of any Person and any rights, other than debt securities convertible into or exchangeable for corporate stock, warrants or options.

    "Consolidated Income Available for Debt Service" for any period means Earnings from Operations, as defined below, of AvalonBay and its Subsidiaries, plus amounts which have been deducted, and minus amounts which have been added, for the following, without duplication:

    - interest on Indebtedness of AvalonBay and its Subsidiaries,

    - provision for taxes of AvalonBay and its Subsidiaries based on income,

    - amortization of debt discount and other deferred financing costs,

    - provisions for gains and losses on properties and property depreciation and amortization,

    - the effect of any noncash charge resulting from a change in accounting principles in determining Earnings from Operations for that period, and

    - amortization of deferred charges.

    "Disqualified Stock" means, with respect to any Person, any Capital Stock of that Person which by the terms of that Capital Stock, or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable, upon the happening of any event or otherwise:

    - matures or is mandatorily redeemable, other than Capital Stock which is redeemable solely in exchange for common stock,

    - is convertible into or exchangeable or exercisable for Indebtedness or Disqualified Stock, or

    - is redeemable at the option of its holder, in whole or in part, other than Capital Stock which is redeemable solely in exchange for Capital Stock which is not Disqualified Stock, in each case on or prior to the Stated Maturity of the notes.

    "Earnings from Operations" for any period means net earnings excluding gains and losses on sales of investments, extraordinary items and property valuations losses, net as reflected in the financial statements of AvalonBay and its Subsidiaries for any period determined on a consolidated basis in accordance with GAAP.

    "Encumbrance" means any mortgage, lien, charge, pledge or security interest of any kind.

    "Indebtedness" of AvalonBay or any Subsidiary means, without duplication, any indebtedness of AvalonBay or any Subsidiary, whether or not contingent, in respect of:

    (1) borrowed money or evidenced by bonds, notes, debentures or similar instruments,

    (2) indebtedness for borrowed money secured by any Encumbrance existing on property owned by AvalonBay or any Subsidiary,

    (3) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued, other than letters of credit issued to provide credit enhancement or support with respect to other indebtedness of AvalonBay or any Subsidiary otherwise reflected as Indebtedness under the Indenture, or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any balance that constitutes an accrued expense or trade payable, or all conditional sale obligations or obligations under any title retention agreement,

    (4) the principal amount of all obligations of AvalonBay or any Subsidiary with respect to redemption, repayment or other repurchase of any Disqualified Stock,

    (5) any lease of property by AvalonBay or any Subsidiary as lessee which is reflected on AvalonBay's consolidated balance sheet as a capitalized lease in accordance with GAAP, or

    (6) interest rate swaps, caps or similar agreements and foreign exchange contracts, currency swaps or similar agreements, to the extent, in the case of items of indebtedness under (1) through (3) above, that any of these items, other than letters of credit, would appear as a liability on AvalonBay's consolidated balance sheet in accordance with GAAP, and also includes, any obligation by AvalonBay or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise, other than for purposes of collection in the ordinary course of business, Indebtedness of another person. However, it is understood that Indebtedness shall be deemed to be incurred by AvalonBay or any Subsidiary whenever AvalonBay or any Subsidiary shall create, assume, guarantee or otherwise become liable for any Indebtedness.

    "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision of any of these entities.

    "Significant Subsidiary" means any subsidiary which is a "Significant Subsidiary," as defined in Article I, Rule 1-02 of Regulation S-X, under the Securities Act, of AvalonBay.

    "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership or other entity of which a majority of the voting power of the Voting Equity Securities or the outstanding equity interests are owned, directly or indirectly, by that Person. For the purposes of this definition, Voting Equity Securities means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of security has this voting power by reason of any contingency.

    "Total Assets" as of any date means the sum of the Undepreciated Real Estate Assets, as defined below, and all other assets of AvalonBay and its Subsidiaries determined in accordance with GAAP, but excluding accounts receivable and intangibles.

    "Total Unencumbered Assets" means the sum of those Undepreciated Real Estate Assets not subject to an Encumbrance for borrowed money and all other assets of AvalonBay and its Subsidiaries not subject to an Encumbrance for borrowed money, determined in accordance with GAAP, but excluding accounts receivable and intangibles.

    "Undepreciated Real Estate Assets" as of any date means the cost, original cost plus capital improvements, of real estate assets of AvalonBay and its Subsidiaries on any date, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP.

    "Unsecured Indebtedness" means Indebtedness which is not secured by any Encumbrance upon any of the properties of AvalonBay or any Subsidiary.

    See "Description of the Debt Securities--Covenants" in the accompanying prospectus for a description of additional covenants applicable to AvalonBay.

MERGER, CONSOLIDATION OR TRANSFER OF ASSETS

    AvalonBay may, without the consent of the holders of any outstanding debt securities, consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity provided that:

    - either AvalonBay will be the continuing entity, or the successor entity, if other than AvalonBay, formed by or resulting from any consolidation or merger or which shall have received the transfer of those assets is organized under the laws of any domestic jurisdiction and assumes AvalonBay's obligations to pay principal of, and premium or make-whole amount, if any, and interest on all of the debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in each Indenture;

    - immediately after giving effect to this transaction and treating any indebtedness that becomes an obligation of AvalonBay or any Subsidiary as a result of the transaction as having been incurred by AvalonBay or any Subsidiary at the time of this transaction, no Event of Default, as provided by the Indenture, and no event which, after notice or the lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and

    - an officers' certificate and legal opinion covering these conditions shall be delivered to the Trustee.

EVENTS OF DEFAULT, NOTICE AND WAIVER

    Each of the following is an Event of Default, as provided by the Indenture, with respect to the notes, regardless of the reason for its occurrence:

    - default in the payment of any interest on any note when the interest becomes due and payable, and continuance of the default for 30 days;

    - default in the payment of principal of, or any premium or other amount which may be required to be paid in connection with any optional redemption or accelerated payment on any note, when due;

    - default in the performance or breach of any covenant or warranty, of AvalonBay contained in the Indenture for the benefit of the notes or in the notes, and the continuance of the default or breach for 60 days after written notice has been given;

    - any default with respect to any Indebtedness of AvalonBay or any of its Subsidiaries, the repayment of which we have guaranteed or for which we are directly responsible or liable as obligor or guarantor, which results in the acceleration of at least $10,000,000 of Indebtedness, whether the Indebtedness now exists or shall be subsequently created in principal amount being accelerated, unless the acceleration is rescinded or annulled within 10 days after written notice has been given; provided, however, that a default on Indebtedness which constitutes a tax-exempt financing having an aggregate principal amount outstanding not exceeding $25,000,000 that results solely from a failure of an entity providing credit support for that Indebtedness to honor a demand for payment on a letter of credit will not constitute an Event of Default; and

    - any bankruptcy, insolvency or reorganization of AvalonBay or any of its Significant Subsidiaries.

    See "Description of the Debt Securities--Events of Default, notice and waiver" in the accompanying prospectus for a description of rights, remedies and other matters relating to Events of Default.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

    The provisions of Article 14 of the Indenture relating to defeasance and covenant defeasance, which are described under "Description of Debt Securities--Discharge, defeasance and covenant defeasance" in the accompanying prospectus, will apply to the notes. Each of the covenants described under "Description of the Notes--Covenants of AvalonBay" in this prospectus supplement and "Description of Debt Securities--Covenants" in the accompanying prospectus will be subject to covenant defeasance.

NO PERSONAL LIABILITY OR RECOURSE

    No recourse under or upon any obligation, covenant or agreement contained in the Indenture or the notes, or because of any indebtedness evidenced by these documents, shall be had against any past, present or future stockholder, employee, officer or director of AvalonBay or any successor, either directly or through AvalonBay or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise. Each holder of notes waives and releases all of this liability by accepting the notes. The waiver and release are part of the consideration for the issue of the notes.

             SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES

GENERAL

    Unless otherwise specified in the applicable pricing supplement, foreign currency notes will not be sold in, or to residents of, the country issuing the Specified Currency. The information set forth in this prospectus supplement is directed to prospective purchasers who are United States residents and, with respect to foreign currency notes, is incomplete. AvalonBay and the agents disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of, and premium, if any, and interest, if any, on, the foreign currency notes. These purchasers should consult their own financial and legal advisors with regard to these matters. See "Risk Factors--Fluctuations in exchange rates and modification of exchange controls may impair your investment in the notes."

PAYMENT OF PRINCIPAL, PREMIUM AND INTEREST

    Unless otherwise specified in the applicable pricing supplement, we are obligated to make payments of principal of, and premium, if any, and interest, if any, on a foreign currency note in the applicable Specified Currency, or, if this Specified Currency is not at the time of the payment legal tender for the payment of public and private debts, in any other coin or currency of the country which issued the Specified Currency which is at the time of the payment is legal tender for the payment of the debts. Any amounts payable by AvalonBay in the Specified Currency will, unless otherwise specified in the applicable pricing supplement, be converted by the exchange rate agent named in the applicable pricing supplement into United States dollars for payment to holders. However, the holder of a foreign currency note may elect to receive any amounts in the Specified Currency.

    Any United States dollar amount to be received by a holder of a foreign currency note will be based on the highest bid quotation in The City of New York received by the exchange rate agent at approximately 11:00 A.M., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers, one of whom may be the exchange rate agent, selected by the exchange rate agent and approved by AvalonBay for the purchase by the quoting dealer of the Specified Currency for United States dollars, for settlement on the payment date, in the aggregate amount of the Specified Currency payable to all holders of foreign currency notes scheduled to receive United States dollar payments and at which the applicable dealer commits to execute a contract. All currency exchange costs will be borne by the holders of the foreign currency notes by deductions from these payments. If three bid quotations are not available, payments will be made in the Specified Currency.

    A holder of a foreign currency note may elect to receive all or a specified portion of any payment of the principal of, and premium, if any, and/or interest, if any, on the foreign currency note in the Specified Currency by submitting a written request for this payment to AvalonBay at the office or agency maintained by AvalonBay for this purpose in the Borough of Manhattan, The City of New York on or prior to the applicable record date or at least 15 calendar days prior to the maturity date. This written request may be mailed or hand delivered or sent by cable, telex, or other form of facsimile transmission. A holder of a foreign currency note may elect to receive all or a specified portion of all future payments in the Specified Currency in respect of the principal, premium, if any, and/or interest and need not file a separate election for each payment. This election will remain in effect until revoked by written notice to the Trustee, but written notice of any revocation must be received by the Trustee on or prior to the applicable record date or at least 15 calendar days prior to the maturity date, as the case may be. Holders of foreign currency notes whose notes are to be held in the name of a broker or nominee should contact the broker or nominee to determine whether and how an election to receive payments in the Specified Currency may be made.

    We will make payments of the principal of, and premium, if any, and/or interest, if any, on foreign currency notes which are to be made in United States dollars in the manner specified with respect to notes denominated in United States dollars. See "Description of the Notes--General." We will make payments of interest on foreign currency notes which are to be made in the Specified Currency on an interest payment date other than the maturity date by check mailed to the address of the holders of the foreign currency notes, as they appear in the security register, subject to the right to receive an interest payments by wire transfer of immediately available funds under circumstances described under "Description of the Notes--General."

    We will make payments of principal of, and premium, if any, and/or interest, if any, on foreign currency notes which are to be made in the Specified Currency on the maturity date by wire transfer of immediately available funds to an account with a bank designated at least 15 calendar days prior to the maturity date by each holder, provided that the bank has the appropriate facilities and that the applicable foreign currency note is presented and surrendered at the principal corporate trust office of the Trustee in time for the Trustee to make these payments in the funds in accordance with its normal procedures.

    Unless otherwise specified in the applicable pricing supplement, a beneficial owner of a Global Note or securities representing book-entry notes payable in a Specified Currency other than United States dollars that elects to receive payments of principal, premium, if any, and/or interest in the Specified Currency must notify the participant through which it owns its interest on or prior to the applicable record date or at least 15 calendar days prior to the maturity date. The participant must notify DTC of this election on or prior to the third Business Day after the record date or at least 12 calendar days prior to the maturity date and DTC will notify the Trustee of this election on, or prior to, the fifth Business Day after the record date, or at least ten calendar days prior to the maturity date. If complete instructions are received by the participant from the beneficial owner and forwarded by the participant to DTC, and by DTC to the Trustee, on or prior to the applicable dates, then the beneficial owner will receive payments in the applicable Specified Currency.

AVAILABILITY OF SPECIFIED CURRENCY

    If the Specified Currency for a foreign currency note is not available for the required payment of principal, premium, if any, and/or interest, if any, due to the imposition of exchange controls or other circumstances beyond our control we will be entitled to satisfy our obligations to the holder of the foreign currency note by making the payment in United States dollars on the basis of the Market

Exchange Rate, as defined below, on the second Business Day prior to the payment or, if the Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate or as otherwise specified in the applicable pricing supplement.

    The "Market Exchange Rate" for a Specified Currency other than United States dollars means the noon dollar buying rate in The City of New York for cable transfers for the Specified Currency as certified for customs purposes by, or if not certified, as otherwise determined, by the Federal Reserve Bank of New York. Any payment made in United States dollars under these circumstances, where the required payment is in a Specified Currency other than United States dollars, will not constitute an Event of Default under the Indenture with respect to the notes.

    All determinations referred to above made by the exchange rate agent shall be at its sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on the holders of the foreign currency notes.

GOVERNING LAW AND JUDGMENTS

    The notes will be governed by and construed in accordance with the laws of the State of New York. Under current New York law, where a cause of action is based upon an obligation denominated in a non-United States currency, a state court in the State of New York rendering a judgment on an obligation would be required to render its judgment in the non-United States currency, and this judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment. The holders of these notes could be subject to exchange rate fluctuations occurring after the judgment is rendered. It is not certain, however, that a non-New York court would follow the same rules with respect to conversion.

              UNITED STATES FEDERAL INCOME TAXATION CONSIDERATIONS

    The following summary of the material United States Federal income tax consequences of the purchase, ownership and disposition of the notes is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change, including changes in effective dates, or possible differing interpretations. It deals only with notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding notes as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers, except where otherwise specifically noted. Persons considering the purchase of the notes should consult their own tax advisors concerning the application of United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the notes arising under the laws of any other taxing jurisdiction.

    As used in this prospectus, the term "U.S. Holder" means a beneficial owner of a note that is for United States Federal income tax purposes:

    (1) a citizen or resident of the United States,

    (2) a corporation or a partnership, including an entity treated as a corporation or a partnership for United States Federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, unless, in the case of a partnership, Treasury Department regulations are adopted that provide otherwise,

    (3) an estate whose income is subject to United States Federal income tax regardless of its source,

    (4) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or

    (5) any other person whose income or gain in respect of a note is effectively connected with the conduct of a United States trade or business.

Trusts not described in clause (4) above in existence on August 20, 1996 that elect to be treated as a United States person will also be a U.S. Holder for purposes of the following discussion. As used in this prospectus supplement, the term "non-U.S. Holder" means a beneficial owner of a note that is not a U.S. Holder.

U.S. HOLDERS

    PAYMENTS OF INTEREST. Payments of interest on a note generally will be includable in income of U.S. Holders as ordinary interest income at the time these payments are accrued or are received, in accordance with the U.S. Holder's regular method of tax accounting.

    ORIGINAL ISSUE DISCOUNT. The following summary is a general discussion of the United States Federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of notes issued with original issue discount, referred to as discount notes. The following summary is based upon final Treasury regulations, referred to as the OID Regulations released by the Internal Revenue Service on January 27, 1994, as amended on June 11, 1996, under the original issue discount provisions of the Code.

    For United States Federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of a note over its issue price, if this excess equals or exceeds a DE MINIMIS amount, generally 1/4 of 1% of the note's stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date or, in the case of a note providing for the payment of any amount other than qualified stated interest, as defined below, before maturity, multiplied by the weighted average maturity of the note. The issue price of each note of an issue of notes equals the first price at which a substantial amount of the notes has been sold, ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. The stated redemption price at maturity of a note is the sum of all payments provided by the note other than "qualified stated interest" payments. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property, other than debt instruments of the issuer, at least annually at a single fixed rate. In addition, under the OID Regulations, if a note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of the note, for example, notes with teaser rates or interest holidays, and if the greater of either the resulting foregone interest on the note or any "true" discount on the note, for example, the excess of the note's stated principal amount over its issue price, equals or exceeds a specified de minimis amount, then the stated interest on the note would be treated as original issue discount rather than qualified stated interest.

    Payments of qualified stated interest on a note are taxable to a U.S. Holder as ordinary interest income at the time these payments are accrued or are received, in accordance with the U.S. Holder's regular method of tax accounting. A U.S. Holder of a discount note must include original issue discount in income as ordinary interest for United States Federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to this income, regardless of the U.S. Holder's regular method of tax accounting. In general, the amount of original issue discount included in income by the initial U.S. Holder of a discount note is the sum of the daily portions of original issue discount with respect to the discount note for each day during the taxable year, or portion of the taxable year, on which the U.S. Holder held the discount note. The "daily portion" of original issue discount on any discount note is determined by allocating to each day in any

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accrual period a ratable portion of the original issue discount allocable to that accrual period. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the discount note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between:

    - the product of the discount note's adjusted issue price at the beginning of the accrual period and its yield to maturity, determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period, and

    - the amount of any qualified stated interest payments allocable to the accrual period.

The "adjusted issue price" of a discount note at the beginning of any accrual period is the sum of the issue price of the discount note plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the discount note that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

    A U.S. Holder who purchases a discount note for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the discount note after the purchase date other than payments of qualified stated interest, will be considered to have purchased the discount note at an "acquisition premium." Under the acquisition premium rules, the amount of original issue discount which the U.S. Holder must include in its gross income with respect to the discount note for any taxable year, or portion thereof in which the U.S. Holder holds the discount note, will be reduced, but not below zero, by the portion of the acquisition premium properly allocable to the period.

    Under the OID Regulations, floating rate notes and indexed notes, referred to as variable notes, are subject to special rules whereby a variable note will qualify as a "variable rate debt instrument" if:

    - its issue price does not exceed the total non-contingent principal payments due under the variable note by more than a specified de minimis amount, and

    - it provides for stated interest, paid or compounded at least annually, at current values of:

       - one or more qualified floating rates,

       - a single fixed rate and one or more qualified floating rates,

       - a single objective rate, or

       - a single fixed rate and a single objective rate that is a qualified inverse floating rate.

    A "qualified floating rate" is any variable rate where variations in the value of this rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the variable note is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than 0.65 but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, under the OID Regulations, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the variable note, for example, two or more qualified floating rates with values within 25 basis points of each other as determined on the variable note's issue date, will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum numerical limitation, referred to as a cap, or a minimum numerical limitation, referred to as a floor, may, in some circumstances, fail to be treated as a qualified floating rate under the OID Regulations unless this cap or floor is fixed throughout the term of the note. An "objective rate" is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula that is based on objective financial or economic information. A rate will not qualify as an objective rate if it is based on information that is within the control of the issuer, or a related party, or that is unique to the circumstances of the issuer, or a related party, such as dividends, profits, or the value of the issuer's stock, although a rate does not fail to be an objective rate merely because it is based on the credit quality of the issuer.

    A "qualified inverse floating rate" is any objective rate where this rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate. The OID Regulations also provide that if a variable note provides for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the variable note's issue date is intended to approximate the fixed rate, for example, the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points, then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

    If a variable note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof qualifies as a "variable rate debt instrument" under the OID Regulations, and if the interest on a variable note is unconditionally payable in cash or property, other than debt instruments of the issuer, at least annually, then all stated interest on the variable note will constitute qualified stated interest and will be taxed accordingly. Thus, a variable note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof and that qualifies as a "variable rate debt instrument" under the OID Regulations will generally not be treated as having been issued with original issue discount unless the variable note is issued at a "true" discount, for example, at a price below the variable note's stated principal amount, in excess of a specified DE MINIMIS amount. The amount of qualified stated interest and the amount of original issue discount, if any, that accrues during an accrual period on a variable note is determined under the rules applicable to fixed rate debt instruments by assuming that the variable rate is a fixed rate equal to:

    - in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date, of the qualified floating rate or qualified inverse floating rate, or

    - in the case of an objective rate, other than a qualified inverse floating rate, a fixed rate that reflects the yield that is reasonably expected for the variable note.

The qualified stated interest allocable to an accrual period is increased, or decreased, if the interest actually paid during an accrual period exceeds, or is less than, the interest assumed to be paid during the accrual period in accordance with the foregoing rules.

    In general, any other variable note that qualifies as a "variable rate debt instrument" will be converted into an "equivalent" fixed rate debt instrument for purposes of determining the amount and accrual of original issue discount and qualified stated interest on the variable note. The OID Regulations generally require that a variable note be converted into an "equivalent" fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the variable note with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the variable note's issue date. Any objective rate, other than a qualified inverse floating rate, provided for under the terms of the variable note is converted into a fixed rate that reflects the yield that is reasonably expected for the variable note. In the case of a variable note that qualifies as a "variable rate debt instrument" and provides for stated

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interest at a fixed rate, in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate, or a qualified inverse floating rate, if the variable note provides for a qualified inverse floating rate. Under those circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be so that the fair market value of the variable note as of the variable note's issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the variable note is then converted into an "equivalent" fixed rate debt instrument in the manner described above.

    Once the variable note is converted into an "equivalent" fixed rate debt instrument in accordance with the foregoing rules, the amount of original issue discount and qualified stated interest, if any, are determined for the "equivalent" fixed rate debt instrument by applying the general original issue discount rules to the "equivalent" fixed rate debt instrument and a U.S. Holder of the variable note will account for the original issue discount and qualified stated interest as if the U.S. Holder held the "equivalent" fixed rate debt instrument. For each accrual period appropriate adjustments will be made to the amount of qualified stated interest or original issue discount assumed to have been accrued or paid with respect to the "equivalent" fixed rate debt instrument in the event that these amounts differ from the actual amount of interest accrued or paid on the variable note during the accrual period.

    If a variable note does not qualify as a "variable rate debt instrument" under the OID Regulations, then the variable note would be treated as a contingent payment debt obligation. On June 11, 1996, the Treasury Department issued final regulations, referred to as the CPDI Regulations, concerning the proper United States Federal income tax treatment of contingent payment debt instruments. In general, the CPDI Regulations would cause the timing and character of income, gain or loss reported on a contingent payment debt instrument to substantially differ from the timing and character of income, gain or loss reported on a contingent payment debt instrument under general principles of current United States Federal income tax law. Specifically, the CPDI Regulations generally require a U.S. Holder of this instrument to include future contingent and noncontingent interest payments in income as the interest accrues based upon a projected payment schedule. Moreover, in general, under the CPDI Regulations, any gain recognized by a U.S. Holder on the sale, exchange, or retirement of a contingent payment debt instrument will be treated as ordinary income and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss, depending upon the circumstances. The CPDI Regulations apply to debt instruments issued on or after August 13, 1996. The proper United States Federal income tax treatment of variable notes that are treated as contingent payment debt obligations will be more fully described in the pricing supplement. Furthermore, any other special United States Federal income tax considerations, not otherwise discussed in this prospectus supplement, which are applicable to any particular issue of notes will be discussed in the pricing supplement.

    We may issue notes which:

    - may be redeemable at our option before their stated maturity, referred to as a call option, and/or

    - may be repayable at the option of the holder before their stated maturity, referred to as a put option.

Notes containing these features may be subject to rules that differ from the general rules discussed above. Investors intending to purchase notes with these features should consult their own tax advisors, since the original issue discount consequences will depend, in part, on the particular terms and features of the purchased notes.

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    U.S. Holders may generally, upon election, include in income all interest, including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium, that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to limitations and exceptions.

    FOREIGN-CURRENCY NOTES. The United States Federal income tax consequences of the purchase, ownership and disposition of notes providing for payments denominated in a currency other than U.S. dollars will be more fully described in the applicable pricing supplement.

    SHORT-TERM NOTES. Notes that have a fixed maturity of one year or less, referred to as short-term notes will be treated as having been issued with original issue discount. In general, an individual or other cash method U.S. Holder is not required to accrue the original issue discount unless the U.S. Holder elects to do so. If the election is not made, any gain recognized by the U.S. Holder on the sale, exchange or maturity of the short-term note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election under the constant yield method, based on daily compounding, through the date of sale or maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the short-term note will be deferred until a corresponding amount of income is realized. U.S. Holders who report income for United States Federal income tax purposes under the accrual method, and other holders including banks and dealers in securities, are required to accrue original issue discount on a short-term note on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method, based on daily compounding.

    MARKET DISCOUNT. If a U.S. Holder purchases a note subsequent to the note's issuance, other than a discount note, for an amount that is less than its stated redemption price at maturity, or, in the case of a discount note, for an amount that is less than its adjusted issue price as of the purchase date, this U.S. Holder may be treated as having purchased the note at a "market discount," unless the market discount is less than a specified de minimis amount.

    Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment, or, in the case of a discount note, any payment that does not constitute qualified stated interest, on, or any gain realized on the sale, exchange, retirement or other disposition of, a note as ordinary interest income to the extent of the lesser of:

    - the amount of the payment or realized gain, or

    - the market discount which has not previously been included in income and is treated as having accrued on the note at the time of the payment or disposition.

Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the U.S. Holder elects to accrue market discount on the basis of a constant interest rate.

    A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a note with market discount until the maturity of the note or earlier dispositions, because a current deduction is only allowable to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues, on either a ratable or constant interest rate basis, in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the note and upon the receipt of cash payments and regarding the deferral of interest deductions will not apply. Generally, a currently included market discount is treated as ordinary interest for United States Federal income tax purposes. This election will apply to all debt

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instruments acquired by the U.S. Holder on or after the first day of the taxable year to which the election applies and may be revoked only with the consent of the IRS.

    PREMIUM. If a U.S. Holder purchases a note for an amount that is greater than the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest, the U.S. Holder will be considered to have purchased the note with "amortizable bond premium" equal in amount to the excess. A U.S. Holder may elect to amortize this premium using a constant yield method over the remaining term of the note and may offset interest otherwise required to be included in respect of the note during any taxable year by the amortized amount of the excess for the taxable year. However, if the note may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the note. Any election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the U.S. Holder and may be revoked only with the consent of the IRS.

    DISPOSITION OF A NOTE. Except as discussed above, upon the sale, exchange or retirement of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement, other than amounts representing accrued and unpaid interest, and the U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note generally will equal the U.S. Holder's initial investment in the note increased by any original issue discount included in income, and accrued market discount, if any, if the U.S. Holder has included a market discount in income, and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to the note. This gain or loss generally will be long-term capital gain or loss if the note were held for more than one year. Long-term capital gains of individuals are subject to reduced capital gain rates while short-term capital gains are subject to ordinary income rates. The deductibility of capital losses is generally subject to limitations. Prospective investors should consult their own tax advisors concerning these tax law provisions.

NON-U.S. HOLDERS

    A non-U.S. Holder will not be subject to United States Federal income taxes on payments of principal, premium, if any, or interest, including original issue discount or market discount, if any, on a note, unless the non-U.S. Holder is a direct or indirect 10% or greater shareholder of AvalonBay, a controlled foreign corporation related to AvalonBay, a bank receiving interest described in section 881(c)(3)(A) of the Code, or an individual present in the United States for 183 days or more in the taxable year in which premium, if any, is paid. To qualify for the exemption from taxation, the last withholding agent, as defined below, must have received a statement from the individual or corporation that:

    - is signed by the beneficial owner of the note under penalties of perjury,

    - certifies that owner is not a U.S. Holder, and

    - provides the name and address of the beneficial owner.

A withholding agent is any United States payor, or a non-U.S. payor who is a qualifying intermediary, U.S. branch of a foreign person, or withholding foreign partnership, in the chain of payment prior to payment to a non-U.S. Holder, which itself is not a withholding agent. Generally, this statement is made on an IRS Form W-8BEN, which is effective for the remainder of the year of signature plus three full calendar years unless a change in circumstances makes any information on the form incorrect. Notwithstanding the preceding sentence, a Form W-8BEN with a U.S. taxpayer identification number will remain in effect until a change in circumstances makes any information on the form incorrect, provided, that, the withholding agent reports at least annually to the beneficial owner on

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Form 1042-S. The beneficial owner must inform the withholding agent within
30 days of this change and furnish a new Form W-8BEN. A noteholder who is not an individual or corporation, or an entity treated as a corporation for federal income tax purposes, holding the notes on its own behalf may have substantially increased reporting requirements and should consult its tax advisor.

    Generally, a foreign holder whose income with respect to its investment in a note is effectively connected with the conduct of U.S. trade or business will generally be taxed as if the holder is a U.S. person provided the holder files IRS Form W-8ECI.

    Securities clearing organizations, and other entities who are not beneficial owners, may be able to provide a signed statement to the withholding agent. However, in that case, the signed statement may require a copy of the beneficial owner's W-8BEN, or the substitute form. Generally, a non-U.S. Holder will not be subject to United States Federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a note, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder and, if the non-U.S. holder is an individual, the non-U.S. Holder is not present in the United States for 183 days or more in the taxable year of the sale. Other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

    The notes will not be includible in the estate of a non-U.S. Holder who is not domiciled in the United States unless the individual is a direct or indirect 10% or greater shareholder of AvalonBay or, at the time of that individual's death, payments in respect of the notes would have been effectively connected with the conduct by that individual of a trade or business in the United States.

BACKUP WITHHOLDING

    Backup withholding of United States Federal income tax at a rate of 30.5% (which rate will be reduced periodically to 28% for payments made in 2006) may apply to payments made in respect of the notes to registered owners who are not "exempt recipients" and who fail to provide identifying information, such as the registered owner's taxpayer identification number, in the required manner.

    Generally, individuals are not exempt recipients, whereas corporations and other entities generally are exempt recipients. Payments made in respect of the notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

    In addition, upon the sale of a note to, or through, a broker, the broker must withhold 30.5% (which rate will be reduced periodically to 28% in 2006) of the entire purchase price, unless either:

    - the broker determines that the seller is a corporation or other exempt recipient, or

    - the seller provides, in the required manner, identifying information and, in the case of a non-U.S. Holder, certifies that seller is a non-U.S. Holder, and other conditions are met.

This sale must also be reported by the broker to the IRS, unless either:

    - the broker determines that the seller is an exempt recipient, or

    - the seller certifies its non-U.S. status, and other conditions are met.

Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8BEN under penalties of perjury, although in cases it may be possible to submit other documentary evidence. In addition, prospective U.S. Holders are strongly urged to consult their own tax advisors with respect to the new withholding regulations. See "United States Federal Income Taxation--Non-U.S. Holders".

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    Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against that beneficial owner's United States Federal income tax provided the required information is furnished to the IRS.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

    We are offering the notes on a continuous basis for sale to or through Lehman Brothers Inc., Banc of America Securities LLC, First Union
Securities, Inc., Fleet Securities, Inc., J.P. Morgan Securities Inc., PNC Capital Markets, Inc. and/or Salomon Smith Barney Inc. or through one or more other member firms of the NASD, as may be designated or approved by AvalonBay and identified in the applicable pricing supplement. Each of these agents may purchase notes, as principal, from AvalonBay from time to time for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the applicable agent(s), or, if specified in the applicable pricing supplement, for resale at a fixed offering price. However, we may agree with an agent for that agent to utilize its reasonable efforts on an agency basis to solicit offers to purchase the notes at 100% of their principal amount, unless otherwise specified in the applicable pricing supplement. We will pay a commission to an agent, ranging from 0.125% to 0.750% of the principal amount of each note, depending upon its stated maturity, sold through the agent. We will negotiate commissions with respect to notes with stated maturities in excess of 30 years that are sold through an agent at the time of sale.

    Unless otherwise specified in the applicable pricing supplement, any note sold to an agent as principal will be purchased by that agent at a price equal to 100% of its principal amount less a percentage of the principal amount equal to the commission applicable to an agency sale of a note of identical maturity. An agent may sell notes it has purchased from AvalonBay as principal to other dealers for resale to investors and other purchasers, and may allow all or any portion of the discount received in connection with that purchase from AvalonBay to those dealers. After the initial offering of notes, the offering price in the case of notes to be resold on a fixed price basis, the concession and the discount may be changed.

    We may sell the notes directly to investors, and may solicit and accept offers to purchase notes directly from investors from time to time on our own behalf. We will not pay any commission on notes that we sell directly. We may offer notes to or through additional agents named in the applicable pricing supplement.

    We may withdraw, cancel or modify this offer made without notice and may reject offers in whole or in part, whether placed directly with us or through the agents. Each agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any offer to purchase notes received by it on an agency basis.

    Unless otherwise specified in the applicable pricing supplement, you will be required to pay the purchase price of the notes in immediately available funds in the Specified Currency in The City of New York on the date of settlement. See "Description of the Notes--General."

    Upon issuance, the notes will not have an established trading market. The notes will not be listed on any securities exchange. The agents have advised AvalonBay that they may from time to time purchase and sell notes in the secondary market, but the agents are not obligated to do so, and any of these sales and purchases may be discontinued at any time without notice. There can be no assurance that there will be a secondary market for the notes or that there will be liquidity in a secondary market if one develops. The agents may make a market in the notes, but the agents are not obligated to do so and may discontinue any market-making activity at any time without notice.

    The agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. AvalonBay has agreed to indemnify the agents against liabilities, including liabilities under the

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Securities Act, or contribute to payments the agents may be required to make in respect in accordance with the Securities Act. AvalonBay has agreed to reimburse the agents for other expenses.

    In the ordinary course of their respective businesses, the agents and their affiliates have engaged in, and may in the future engage in, investment and/or commercial banking transactions with AvalonBay and its affiliates. The Chase Manhattan Bank, an affiliate of J.P. Morgan Securities Inc., one of the agents; Fleet National Bank, an affiliate of Fleet Securities, Inc., one of the agents; Bank of America, N.A., an affiliate of Banc of America Securities LLC, one of the agents; First Union National Bank, an affiliate of First Union Securities, Inc., one of the agents; and Citicorp Real Estate, Inc., an affiliate of Salomon Smith Barney Inc., one of the agents, are each a co-agent and a lender under AvalonBay's unsecured revolving credit facility. In addition, PNC Bank, National Association, an affiliate of PNC Capital Markets, Inc., one of the agents, and Lehman Commercial Paper Inc., an affiliate of Lehman Brothers Inc., one of the agents, are each a lender under AvalonBay's unsecured revolving credit facility. Affiliates of Fleet Securities, Inc., Banc of America Securities LLC and PNC Capital Markets, Inc. are lenders under a construction loan to one of AvalonBay's consolidated joint ventures. An affiliate of Fleet Securities, Inc. is also a lender under a loan to an unconsolidated joint venture in which AvalonBay is a minority partner. AvalonBay may use the proceeds from any notes offered to repay indebtedness, including indebtedness under this revolving credit facility.

    In connection with an offering of notes purchased by one or more agents as principal on a fixed offering price basis, the agents will be permitted to engage in transactions that stabilize the price of notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of notes. If the agents create a short position in notes, for example, they sell notes in an aggregate principal amount exceeding the amount referred to in the applicable pricing supplement, these agents may reduce that short position by purchasing notes in the open market. In general, purchases of notes for the purpose of stabilization or to reduce a short position could cause the price of notes to be higher than it might be in the absence of these purchases. Finally, the syndicate may reclaim selling concessions allowed for distributing notes in the offering, if the syndicate repurchases previously distributed notes in the market to cover a short position or to stabilize the price of the notes. The agents are not required to engage in any of these activities and may end any of them at any time.

    Neither AvalonBay nor any of the agents makes any representation or prediction as to the direction or magnitude of any effect that these transactions described in the preceding paragraph may have on the price of notes. In addition, neither AvalonBay nor any of the agents makes any representation that the agents will engage in any of these transactions or that these transactions, once commenced, will not be discontinued without notice.

    From time to time, we may sell other Securities referred to in the accompanying prospectus. These offerings may be concurrent with an offering of the notes through the agents.

                                 LEGAL MATTERS

    Legal matters relating to the notes will be passed upon for AvalonBay by Goodwin Procter LLP, Boston, Massachusetts and for the agents by O'Melveny & Myers LLP, San Francisco, California. The opinions of Goodwin Procter LLP and O'Melveny & Myers LLP will be based upon, and subject to, assumptions as to future actions required to be taken in connection with the issuance and sale of the notes and as to other events that may affect the validity of the notes but that cannot be ascertained on the date of these opinions.

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                                  $750,000,000

                                     [LOGO]

                             MEDIUM-TERM NOTES DUE
                              NINE MONTHS OR MORE
                               FROM DATE OF ISSUE

                            -----------------------

                             PROSPECTUS SUPPLEMENT

                               SEPTEMBER 5, 2001

                             ---------------------

                                LEHMAN BROTHERS
                         BANC OF AMERICA SECURITIES LLC
                          FIRST UNION SECURITIES, INC.
                             FLEET SECURITIES, INC.
                                    JPMORGAN
                           PNC CAPITAL MARKETS, INC.
                              SALOMON SMITH BARNEY